Exhibit 99.1

Dime Community Bancshares Declares Quarterly Cash Dividend for

Series A Preferred Stock

Hauppauge, NY – February 1, 2021 – Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the “Company”) announced that its Board of Directors has declared a quarterly cash dividend of $0.34375 per share on the Company’s 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, payable on February 15, 2021 to holders of record as of February 4, 2021.

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company has over $12 billion in assets, over $9 billion in total deposits, and over 60 branches spanning Manhattan to Montauk. Dime Community Bank (the “Bank”) is the Company’s wholly owned subsidiary. More information on the Company and the Bank be found on the Company's website at www.dime.com.

Contact: Avinash Reddy, Senior Executive Vice President – Chief Financial Officer, 718-782-6200, extension 5909.